Exhibit 10.1

BUYING AGENCY AND SOURCING SERVICES AGREEMENT

THIS BUYING AGENCY AND SOURCING SERVICES AGREEMENT (this “Agreement”) is entered into and made effective this 1st day of March, 2023 (the “Effective Date”) by and between Fuss Brands Corp., a Nevada corporation, located at 80 Broad Street, New York, New York 10004, U.S.A., a (hereinafter referred to as “Principal” or “Party”), and Inter Mutagim Shivuk Vehafatsa Ltd., an Israeli company, located at 30 Beit Hadfus Street, Jerusalem, Israel 9548335 (hereinafter referred to as “Agent” or “Party”) (Collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Principal is engaged in the business of merchandising of suitcases that contain technology capabilities and accessories throughout the World; and

WHEREAS, Principal wishes to purchase certain non-U.S. produced suitcases that are designed with various features (hereinafter referred to as the “Merchandise”); and

WHEREAS, Agent is in the business of providing sourcing servicing and buying services (hereinafter referred to as the “Services” which term shall include, but not limited to, all of the services described in Section 4, below); and

WHEREAS, Principal wishes to appoint Agent as its buying agent throughout the People’s Republic of China (the “Territory”),

NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Principal and Agent agree as follows:

1. APPOINTMENT. Principal hereby appoints Agent as its buying agent to render Services in the Territory in connection with the purchase of Merchandise by Principal. Agent hereby accepts such appointment on the terms and conditions contained herein.

2. RELATIONSHIP OF THE PARTIES.

2.1 Each Party to this Agreement will be and agrees to act as an independent contractor and not as a partner of, or joint venturer with, the other Party for any purpose related to this Agreement or the transactions contemplated by this Agreement, and neither Party will by virtue of this Agreement have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other Party except as provided in this Agreement. Except as expressly provided herein, Principal shall bear all risk of loss for damaged, lost, defective or non-conforming merchandise purchased by Principal under this Agreement.

2.2 Notwithstanding Section 2.1 above, during the course of this Agreement, Agent may become involved in business ventures that may be of interest to Principal and Agent desires to share the opportunities with Principal. As such, Principal and Agent hereby acknowledge that future business ventures may be negotiated between the Parties involving merchandise (goods and/or services) where the company involved in such businesses is either wholly owned by Agent, either directly or via an affiliate company of Agent, or is owned by Agent in partnership with another company (whether or not Agent has a controlling, substantial or beneficial interest in said company), and the Parties shall enter a separate, definitive agreement where Agent shall assign and transfer all of Agent’s rights and interest in the relevant company to Principal.

2.3 Principal acknowledges and agrees that Agent may engage sub-agents to perform some or all Agent’s services hereunder, provided, however, that in no event shall the relationship between the Agent and sub-agent result in either Party becoming a Principal or seller of Merchandise from the other. Agent shall advise Principal in writing of the appointment of any sub-agents who may perform services under this Agreement. Further, Agent shall be solely responsible to ensure that its sub-agents strictly adhere to the terms and conditions of this Agreement and to pay all remuneration payable to its sub-agents. Moreover, Agent shall be solely responsible for ensuring that its sub-agents do not receive access to Principal’s Confidential Information as defined and provided in Section 13 of this Agreement.

3. TERM AND TERMINATION

3.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in full force and effect for an initial term of six (6) months (the “Initial Term”), and thereafter shall remain in force until terminated in writing by either Party upon sixty (60) days prior written notice to the other, provided, however, that, in any event, the confidentiality provisions of this Agreement shall remain in full force and effect in perpetuity as to any Confidential Information disclosed hereunder prior to the date of expiration or termination of this Agreement.

3.2 CONDITIONS FOR TERMINATION BASED ON CAUSE; NON-PERFORMANCE. Either Party may suspend its performance or terminate this Agreement in the event either Party fails to perform any material term or condition of this Agreement and the defaulting Party does not cure such failure within thirty (30) days after written demand by the other, five (5) days for an Agent delay in meeting a delivery schedule default; or immediately upon written notice at any time upon occurrence of any of the following events: (a) the other Party (i) becomes insolvent; (ii) enters into or files a petition, arrangement or proceeding seeking an order for relief under bankruptcy laws; (iii) enters into a receivership for any of its assets; or (iv) enters into a composition with or assignment for the benefit of its creditors. If such default remains uncured after thirty (30) days (or five days, as the case may be), the aggrieved Party may terminate this Agreement by sending further notice to such effect, effective immediately. Any failure by Agent in the performance of its duties and obligations under this Agreement, which is not the result of an excusable delay as provided in Section 17 herein, shall be deemed a failure by Agent to perform a material term or condition of this Agreement. In the event of termination upon default of the Agent, in addition to any and all other remedies permitted by law, Principal shall be entitled to enjoy all Services rendered by Agent through the date of termination.

3.3 EFFECT OF TERMINATION IN GENERAL. Upon any termination of this Agreement, each Party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the obligations of the Parties under this Agreement, which, by their nature, would continue beyond termination or expiration of this Agreement, including but not limited to performance of the Parties respective obligations with respect to any purchase order placed by Agent for Principal pursuant to this Agreement, which shall remain until the Merchandise has been delivered to Principal or such order is canceled, as the case may be, shall survive termination of this Agreement. While termination will not relieve the Parties from liability arising from any breach of this Agreement, neither Party will be liable to the other for damages or any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement will be without prejudice to any other right or remedy of either Party.

4. AGENT’S DUTIES AND RESPONSIBILITIES

A. Agent shall, on behalf of and pursuant to Principal’s directions, instructions, and requirements, perform the following Services for Principal:

i.	Advise Principal of the types of Merchandise desired by Principal, of current varieties, current prices, trends, material availability, shipping conditions and availability of production;

ii.	Assist Principal in the location of qualified factory suppliers (the “Suppliers”) and the arrangement of the manufacture of the Merchandise which Principal wishes to purchase in the Territory. Prior to engagement, Agent shall provide Principal with a vendor profile and factory evaluation for each Supplier. For the avoidance of doubt, the term “qualified” as used in this Section 4(A)(ii) shall mean Suppliers that are reputable, in Agent’s opinion are able to meet the requirements set forth in Principal’s written purchase order(s), where or when available.

iii.	Place orders for specified Merchandise on Principal’s behalf, after first obtaining Principal’s approval, with Suppliers designated by Principal by written instructions to Agent, negotiate a fair, reasonable price for such Merchandise for the benefit of Principal, and monitor the manufacturing process on behalf of Principal at the designated Suppliers;

iv.	Until delivery of the Merchandise is made to Principal or its designee, Agent shall communicate with Suppliers and monitor Supplier’s performance to reasonably ensure that production of the Merchandise is running according to the delivery schedule set by the Principal for each item and inform Principal as to production status of all such orders. Further, Agent shall perform quality inspections of the Merchandise and using such quality inspections will guaranty reasonable efforts to assure that the Merchandise being produced by Supplier conforms substantially, and in all material respects, to the production specification and samples approved by Principal;

v.	Use its best efforts to monitor the transfer of Merchandise to Principal, its designee, or specifically, Principal’s customers in the proper quantities and in a timely manner;

vi.	Agent shall ensure that Supplier undertakes to dispose refused Merchandise only in the China market or, if outside the China marker, only after first removing the labels, brand names or markings (logos) affixed to the Merchandise which relate to Principal. Principal agrees that Agent shall have no liability to Principal for acts or omissions of Supplier that are not within its control.

vii.	Conduct statistical audits on each order of Merchandise as required by Principal according to its Quality Assurance Instructions as attached to this Agreement in Exhibit A.

viii.	Furnish, in cooperation with Principal, designs for any Merchandise purchased by Principal from a Supplier.

B. Agent shall provide an inspection certificate to Principal for each order stating that:

i.	The quality of materials, workmanship and styling of the Merchandise meets the relevant quality requirements of the written specifications of the samples upon which Principal’s purchase was based and passed a Final Random Inspection (“FRI”). Details for FRI process to be determined by the Parties at a later date.

ii.	Agent can monitor and make FRI as agreed. Agent cannot make representations or be liable for the QA of each order.

iii.	The color of the Merchandise matches the laboratory dips upon which Principal’s purchase was based;

iv.	The Merchandise meets the weight specifications that have been provided by Principal; and.

v.	The Merchandise is packed in a manner specified and approved by Principal where such manner is also acceptable by Supplier.

C. Agent shall review and confirm all invoices and documentation related to the Merchandise are complete.

D. Agent will ensure that copies of all documents which Supplier is required to produce or by reasonable request of Principal, including, but not limited to, invoices, bills of lading, packing lists, certificates of origin (when required), assemblers’ declarations (when required), plus other related and/or necessary documents (when and only when they are required from Supplier or by reasonable request of Principal), are forwarded to Principal not later than fifteen (15) days after shipment.

E. Agent represents and warrants that it is knowledgeable and familiar, in general, with the luggage and travel accessories market and industry worldwide, and specifically, in the People’s Republic of China.

F. Ensure that upon request by Principal, Agent will obtain, and forward to Principal, within a reasonable time, the following production/country of origin verification documents for any and all shipments of Merchandise, including, but not limited to, packing lists, production records, and other records, bills of lading, necessary to verify the country of origin of the Merchandise, or for any other purpose.

G. Ensure that Principal and/or its broker or representative, will be given access to Supplier’s facilities: (i) at times properly coordinated with Supplier it may perform its own in-factory quality insurance inspection.

H. Agent, at Principal’s written request and direction, agrees to use its best reasonable efforts to negotiate any and all disputes and claims arising with any Supplier of Merchandise, and upon Principal’s written request, consistent with Principal’s reasonable instructions, and on Principal’s behalf, to settle any and all such disputes and claims to the satisfaction of Principal.

I. Agent will, at all times during the term of this Agreement, use its best efforts, as described above, to monitor and ensure that all Merchandise, or any portion thereof, manufactured by any Supplier introduced to Principal by Agent is produced in accordance with the written purchaser order of Principal.

J. In all transactions connected with this Agreement, Agent shall:

i.	have no authority to bind Principal except upon Principal’s written purchase order or other written instructions as finally approved by Principal; and

ii.	clearly indicate that Agent is at all times only acting as a buying agent, and that Principal is at all times the principal solely responsible for purchasing, accepting delivery, and paying for the Merchandise. Agent has no authority, express or implied, to purchase the Merchandise on its own account, take delivery or title to said Merchandise, hold such Merchandise in inventory, pay, commit to pay, or arrange for the payment for such Merchandise from its own funds, such functions being the sole responsibility of Principal.

K. Agent warrants that under no circumstances shall Agent:

ii.	share, directly or indirectly, any of its commission with any Supplier;

iii	sell, exchange, transfer or provide any materials used in or, tools, patterns, molds, dies used for, the production of Merchandise that is the subject of this Agreement.

5. PURCHASING TERMS. All purchases made by Agent for Principal’s benefit pursuant to this Agreement and the written purchase order of Principal shall be F.O.B. port of loading in the country of origin unless otherwise agreed to in writing by the Parties hereto. Commercial invoices will be prepared by the Supplier on the basis of the actual F.O.B. price (the “F.O.B. Country of Origin Price”) paid by Principal, exclusive of Agent’s commission. Unless otherwise specifically agreed to by the Parties, payment for all purchases of the Merchandise by Principal shall be according a specific agreement that will be executed between the Principal and Supplier.

6. PRINCIPAL’S PAYMENT, DUTIES AND RESPONSIBILITIES

A. For providing the Services under this Agreement, the Agent shall be entitled to the following:

i.	Services Fee: Agent shall earn a flat, monthly fee of Fourteen Thousand, Five Hundred United States dollars and no cents (U.S. 14,500) per month for the duration of this Agreement (“Services Fee”) on the 5th of the month for the previous month’s Service Fee. In the event that Israel Value Added Tax (“V.A.T.”) is applicable, V.A.T. shall be added to the Services Fee. It is agreed that if the scope of the Services significantly increases, the Parties will negotiate in good faith an adjusted Services Fee amount.

ii.	Sales Commission per Merchandise Order: For orders that are generated as a result of Agent, Principal will pay Agent a sales commission in the amount of fifteen percent (15%) of the gross profit margin (The product price as appears in the order minus product actual price FOB) per said order.

Principal shall pay Agent its sales commissions earned on a monthly basis, via wire transfer funds to a deposit account established at a financial institution designated by Agent, each month on the 5th of the month for the previous month’s earned sales commissions.

iii.	Bonus for Referral Customer: In the event that Agent refers customers to Principal (“Referral Customer”) and a Merchandise order with a Referral Customer is completed, for every ten thousand (10,000) pieces of Merchandise sold via such referral, Agent or Agent’s designated legal entity or person shall receive 85,000 shares of common stock in Principal’s company (“Bonus”). This Bonus shall be capped where Agent shall be entitled to earn up to 850,000 shares of common stock in Principal’s company (“Cap”) and shall be valid for a period of twenty-four (24) months from the date of the first sale of Merchandise under this Agreement.

iv.	Agent Incentive Grant: As an incentive to Agent for entering into this Agreement, Principal agrees to issue to Agent or Agent’s designee three hundred forty thousand shares (340,000) of common stock in Principal’s company (representing 4% of Principal’s issued and outstanding capital) (“Incentive Grant”). For removal of doubt, the Parties acknowledge that the Incentive Grant is part of the Cap and not in addition to it. The Incentive Grant shall be issued as follows:

a.	170,000 common shares in Principal’s company – Within two (2) weeks of the execution of this Agreement;

b.	85,000 common shares in Principal’s company – Within two (2) weeks following the beginning of the first, full quarter after execution of this Agreement; and

c.	85,000 common shares in Principal’s company – in the second quarter following the first, full quarter after the execution of this Agreement.

Subject to the provisions set forth below, Agent’s sales commissions shall not be deemed earned, due and payable until each of the following events shall have been satisfied: (1) Principal or Principal’s representative has had an opportunity to inspect and approve the following documents, and (2) Principal is in receipt of the following documents:

a.	Agent’s invoice for the commission;

b.	Commercial Invoice (in duplicate);

c.	Packing List for the Commercial Invoice with Supplier’s complete name and address;

d.	Certificate of Inspection issued by Agent representing that the invoiced Merchandise are in full accordance with Principal’s purchase order and have been inspected and approved for shipment;

e.	Supplier Statement listing relevant purchase orders and certifying that: (i) all Merchandise is manufactured in accordance with all laws and legal requirements in the People’s Republic of China where the Merchandise is manufactured, including all laws relating to the minimum age, hours, wages, health and safety; and (ii) no laborer under the age of fourteen (14) may be used to manufacture the Merchandise or any portion thereof; and (iii) pursuant to 19 U.S.C. Section 1307, no involuntary labor of any kind, including convict labor and/or forced labor may be used to manufacture the Merchandise or any portion thereof;

f.	Certificate of Origin; and

g.	Textile Country of Declaration, if applicable.

B. Principal will pay all costs of insurance, shipping, forwarding, handling and other incidental charges and disbursements against shipments incurred by Principal.

C. No provision of this Agreement shall be construed to limit or qualify the responsibilities that Principal, as importer of record of the Merchandise, has under the laws administered by the United States Customs Service, or under applicable common law, state or federal statutes and regulations, or the policies of any governmental authority.

7. LIMITATION OF LIABILITY. Except for any claims against Agent arising out of Agent’s willful misconduct or fraud or Agent’s failure to perform its obligations under this Agreement Principal acknowledges that all claims arising out of or relating to the purchase of Merchandise through Agent shall be made against the Supplier of such Merchandise and not against Agent.

8. PERFORMANCE AND REMEDIES. Agent’s failure to comply with any of the terms and conditions of this Agreement shall be grounds for the exercise by Principal of any one or more of the following remedies:

a.	Cancellation of this Agreement;

b.	Termination of all current and future business relationships;

c.	Recovery from Agent of any damages sustained by Principal as a result of Agent’s breach or default, which amount may be withheld or offset against funds owed by Principal to Agent; and

d.	Principal’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law.

These remedies are not exclusive and are in addition to all other remedies available to Principal at law or in equity. In spite of the above, it is clearly and positively agreed, that before Principal is entitled to any remedy from Agent. Principal should first present Agent with a specific demand letter, arguing specific alleged misconducts by Agent, allowing Agent no less than 14 business days to rectify its conduct.

9. NON- CIRCUMVENTION. Principal will have no commercial relationship (including but not limited to orders for manufacturing goods for Principal) with a Supplier, introduced to it by Agent for the purpose of this Agreement unless: A. it is in the usual conduct of this Agreement and B. it is with absolute transparency to Agent and c. the Agent does not object to such relationship.

It is further agreed, that this undertaking by Principal will remain is strict force throughout the duration of this Agreement and twelve (12) months after termination of this Agreement for whatever reason.

10. BACK-TO-BACK PAYMENTS FOR AGENT. In addition to the payments set forth in this Agreement, Principal will pay Agent for approved out of pocket expenses that Agent may be required to pay for purposes of rendering the Services required under this Agreement. Such out of pocket expenses shall be reimbursed by Principal to Agent so long as said expenses have been previously submitted for approval by Agent and, before being utilized, are approved by Principal. It is understood, that if an expense is not approved, Agent reserves its rights to inform Principal regarding the possible outcome of such refusal.

11. INDEMNIFICATION. Agent agrees to indemnify and save harmless Principal, its subsidiaries and affiliates, and each of their respective directors, officers and employees from any and all liabilities, causes of action, lawsuits, penalties, claims or demands (including the costs, expenses and reasonable attorneys’ fees on account thereof), arising or alleged to have arisen in whole or in part from the willful acts or omissions of Agent or from the breach by Agent of any of its obligations hereunder arising out of or in connection with the Services provided by Agent under this Agreement, including, without limitation, any loss arising out of dishonest or fraudulent acts or any claim, demand, proceeding or action brought against Principal, its subsidiaries, affiliates and each of its or their respective directors, officers and employees, or by reason of any alleged or actual bad faith or willful misconduct on the part of Agent. Principal agrees to notify Agent promptly of any written claims or demands against Principal for which Agent is responsible hereunder. Agent’s financial responsibility shall be limited to, but shall not exceed, the sales commission due for the Merchandise, except in cases alleging willful misconduct, gross negligence or fraud as provided in Section 7, above.

12. DISPUTES

Any dispute, controversy or claim arising out of or relating or pertaining to this Agreement (including both tort and contractual claims), or the breach, termination or validity of it which cannot be directly settled by Principal and Agent will be submitted to and settled by arbitration in Israel in accordance with the laws of New York, without regard to principles of conflict of laws. The arbitral panel shall consist of one arbitrator to be agreed to by both Parties. In the absence of any such agreement, the Israeli Bar Association shall appoint a neutral arbitrator versed in the New York law and admitted to practice in the State of New York. Any settlement payment required by the findings of the arbitrator shall be made to the appropriate Party within fifteen (15) days following notification of such findings. An arbitral award shall issue within thirty (30) days of the date on which the final hearing is concluded.

13. CONFIDENTIALITY AND NON-DISCLOSURE

13.1 OBLIGATION OF CONFIDENTIALITY. Each Party hereto acknowledges that it has been informed of the confidential and proprietary nature of the others Confidential Information and agrees that the Party receiving the Confidential Information (the “Recipient”) (including, without limitation, any such information furnished prior to the date of this Agreement) from the Party disclosing the Confidential Information (the “Disclosing Party”), shall, at all times, take all reasonable steps to ensure that Confidential Information of the Disclosing Party is not disclosed to third-parties; provided, however, that such information may be disclosed to those directors, officers, employees, brokers and representatives (including financial advisors, attorneys and accountants) of the Recipient (each, a “Representative”, and collectively, the “Representatives”) who have a substantial “need-to-know” such information, or as may otherwise be expressly permitted, in writing, by the Disclosing Party. The Recipient shall inform each such Representative of the confidential nature of such information and of the confidentiality undertakings of the Recipient contained herein. The Recipient shall be responsible for ensuring that its Representatives comply with the terms and conditions of this Agreement. As used herein, “reasonable steps” means the steps that the Recipient takes to protect its own, similarly confidential or proprietary information, which shall not be less than a reasonable standard of care.

13.2 DEFINITION OF CONFIDENTIAL INFORMATION. As used herein, “Confidential Information” means any of the Disclosing Party’s proprietary or confidential information, technical data, trade secrets or know-how, whether existing or contemplated, that is disclosed, directly or indirectly, to the Recipient or one of its Representatives by or on behalf of the Disclosing Party, in writing, orally or by drawings or inspection of documents or other tangible property. However, “Confidential Information” shall not include any of the foregoing items which:

i	prior to disclosure, is in the public domain;

ii	after disclosure, becomes known to the public through no act or omission of the Recipient or any of its Representatives;

iii	is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that the Recipient shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Disclosing Party of its notice of any such requirement in order to permit the Disclosing Party to obtain such confidential treatment on its own behalf.

13.3 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, and upon written request by the Disclosing Party at anytime prior to termination of this Agreement, the Recipient shall promptly deliver to the Disclosing Party all original Confidential Information of the Disclosing Party in its possession, in whatever medium, and shall cause all copies, summaries, synopses or derivations thereof to be destroyed.

14. INJUNCTIVE RELIEF. Both Parties understand that a breach of the provisions in Section 13 of this Agreement concerning Confidential Information could cause irreparable injury inadequately compensable through monetary damages and, accordingly, agree that either Party shall be entitled to injunctive relief against any such breach or threatened breach in addition to any other available remedies.

15. REPRESENTATION AND WARRANTIES

15.1 NO CONFLICTS. Agent represents and warrants to Principal that it has no obligations to any third-party, which will in any way limit or restrict its ability to provide Services to Principal hereunder.

15.2 NO VIOLATION OF LAW OR CONTRACT. Agent represents and warrants to Principal that its performance of Service under this Agreement does not and shall not violate any applicable law, rule or regulation or any contracts with third-parties.

15.3 CAPACITY. Agent represents and warrants to Principal that: (i) it has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement; (ii) the execution, delivery and performance by it of this Agreement does not violate its Certificate of Incorporation or by-laws, or otherwise violate any applicable law, rule, regulation, judgment, injunction, order or decree; and (iii) it holds and is in compliance with any applicable permits, licenses and other approvals required to carry out its obligations under this Agreement.

16. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given, made or communicated either by personal delivery, email, or facsimile transmission, reliable overnight courier (e.g. UPS, FedEx) and addressed to the intended recipient as follows:

If to Agent, by mail to:

Inter Mutagim Shivuk Vehafatsa Ltd.

30 Beit Hadfus Street

Jerusalem 9548335 ISRAEL

Attn: Mr. Moshe Kugman, C.E.O.

or by Email:

or by facsimile to:

If to Principal, by mail to:

Fuss Brands Corp.

80 Broad Street

New York, New York 10004 U.S.A.

Attn: Mr. Issamar Ginzberg, C.E.O.

or by Email: rabbiissamar@gmail.com

or by facsimile to:

or to such other address or to such other person as the intended recipient of such notices shall notify the other Party of in accordance with the foregoing. Any notice shall deemed to have been given, made, received or communicated as the case may be on the date personal delivery was effected if personally served, on the date shown on the sender’s receipt of its facsimile transmission if by facsimile, on the date shown as the date of delivery on the overnight courier’s copy if by overnight courier, or on the date of delivery (or attempted delivery) as shown on the return receipt if delivered by registered or certified mail.

17. EXCUSABLE DELAYS; FORCE MAJEURE. Neither Party to this Agreement will be considered to be in default of this Agreement, or have liability whatsoever to the other, as a result of events beyond their reasonable control which could not have been avoided by the exercise of reasonable prudence, including delays caused by acts of God, acts or regulations of any governmental or supra- national authority, war or national emergency, accident, fire, riot, strike, lock-outs and industrial disputes. The Agent is required to use its best efforts to avoid recommending the use of Supplier factories with a history of labor troubles in regards to lock-outs and industrial disputes.

In no event shall lack of finances be considered an event beyond the control of a Party. In the event of the occurrence of any force majeure event, the affected Party shall notify the other Party immediately in writing of its invocation of this Section 17, and each Party’s obligations hereunder (except for the payment of money) to the other shall be suspended for the duration of such force majeure event; provided however, that the affected Party shall be obligated to use its commercial reasonable efforts to restore performance hereunder as soon as reasonably practicable, and provided, further that if such event continued for more that thirty (30) days in the aggregate during the Initial Term or in any six (6) month period thereafter, the non-affected Party shall have the right to terminate this Agreement upon written notice to the other Party.

18. MISCELLANEOUS

18.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18.2 SECTION HEADINGS. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof. Any attachment referred to herein and attached hereto is incorporated herein to the same extent as if set forth herein.

18.3 REQUIRED APPROVALS. Where agreement, approval, acceptance, or consent by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

18.4 FACSIMILE SIGNATURE. The Parties hereto agree that facsimile signatures shall be as effective as if originals.

18.5 RETENTION OF RECORDS. For a period of six (6) years following the completion of all Services under this Agreement, Agent shall keep and make available for inspection, examination and audit by Principal, its employees, agents, brokers, representatives and assigns, all records maintained by Agent in connection with the furnishing of the Services hereunder.

18.6 ASSIGNMENT. Agent may not assign or otherwise transfer this Agreement or subcontract any of its obligations hereunder without the prior written consent of Principal, which consent may be withheld by Principal in its absolute and sole discretion. Principal may assign or otherwise transfer this Agreement to (i) a purchaser of all or substantially all of its assets, or (ii) an affiliate or subsidiary of Principal, or subcontract any of its obligations hereunder at its sole unfettered discretion.

18.7 NO WAIVER OF RIGHT. No consent to or waiver of any breach or default of any term or condition of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof. Failure on the part of either Party or to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.

18.8 SEVERABILITY. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which terms shall remain in full force and effect.

18.9. SURVIVAL. All terms, conditions, obligations and provisions capable of surviving the termination of this Agreement shall so survive.

18.10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.

19 ENTIRE AGREEMENT. This Agreement and the attachment annexed hereto constitute the entire agreement between the Parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the Parties with respect to the subject matter hereof. No supplement, modification or amendment to this Agreement shall be binding unless executed by both Parties hereunder.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed and delivered by their duly authorized officers or representatives as of the date first above written.

Fuss Brands Corp., Principal		Inter Mutagim Shivuk Vehafatsa Ltd., Agent

By:	/s/ Issamar Ginzberg	By:	/s/ Moshe Kugman
	Issamar Ginzberg, C.E.O.		Moshe Kugman, C.E.O.
Date:	3/1/2023	Date:	3/1/2023

EXHIBIT A

QUALITY ASSURANCE INSTRUCTIONS

A-1